Exhibit 99.1

USA Synthetic Fuel Corporation Appoints Daniel W. Dixon
As Chief Financial Officer

Washington, D.C. and Cincinnati, November 30, 2012- USA Synthetic Fuel Corporation (OTCQB:USFC) (“USASF”), at its Annual Meeting in Washington, D.C., announced the appointment of  Daniel W. Dixon as Chief Financial Officer, effective January 1, 2013.

Mr. Dixon has served as the CFO for Comair Airlines since 2006.  During Mr. Dixon’s career at Comair Airlines, which included a decade-long period of high growth as a NASDAQ-listed company, he held various executive level finance positions.  As CFO, Mr. Dixon led the Finance, Risk Management, Supply Chain, Material Planning & Procurement, Information Technology and Resource Planning functions.  Dan played a major role in the airline’s successful pioneering of the regional jet into the regional airline industry.

“USA Synthetic Fuel Corporation reminds me of Comair Airlines when I joined them in 1991,” commented Mr. Dixon.  “Comair was very innovative and financially successful in introducing the regional jet into the regional airline sector, which resulted in a compounded annual growth rate of its stock price of over 30% annually the last ten years that it traded on NASDAQ.  Like Comair, USASF is introducing a new technology, which is a low cost, efficient, clean energy alternative that could change the energy sector for years to come.”

USASF President and CEO Dr. Steven C. Vick said, “We are delighted to welcome Dan Dixon to the USASF team and look forward to his considerable CFO and public company experience to help guide the growth of the Company as we deploy environmental technology and build out Ultra Clean Btu Converters across America.”

About USA Synthetic Fuel Corporation

USA Synthetic Fuel Corporation is an environmental energy technology company focused on building ultra clean btu converters designed to enable America’s solid hydrocarbon resources to be transformed into low cost synthetic fuel products:  transportation fuel (diesel, jet, gasoline), pipeline quality synthetic natural gas (SNG), hydrogen, and power.  USA Synthetic Fuel’s goal is to deliver top environmental, economic, and social performance.  The Company’s leading btu converters are in development and/or construction and are designed to produce 100,000 BOE (barrels of oil equivalent) per day of low cost synthetic fuel.  The Company has established the long term business objective of manufacturing and delivering 2 million BOE/day of low cost synthetic fuel in the USA by 2030.  The Company owns or controls 1.2 Billion BOE in solid hydrocarbon energy assets.

Forward-Looking Statements
Statements that are not descriptions of historical facts are forward-looking statements.  Reference is made in particular to the descriptions of our plans and objectives and other forward-looking terminology such as “may”, “expects”, “believes”, “anticipates”, “intends”, or similar terms, or variations.  Forward-looking statements are based on management’s current beliefs, opinions, and expectations.  Actual results could differ materially from those currently anticipated due to a number of factors.  Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in the company’s periodic reports.

Contact:
ICR, LLC
Theodore Lowen
ted.lowen@icrinc.com
646-277-1238